             AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON
                                 APRIL 26, 2006

                          REGISTRATION NO. 333-125500

               (INVESTMENT COMPANY ACT REGISTRATION NO. 811-07024)

                                 ---------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                    FORM N-14
                                 ---------------

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                 ---------------

                         PRE-EFFECTIVE AMENDMENT NO. ___

                       [X] POST-EFFECTIVE AMENDMENT NO. 1
                                 ---------------

                        (CHECK APPROPRIATE BOX OR BOXES)

                                 ---------------

                          COLUMBIA FUNDS SERIES TRUST I

                              ONE FINANCIAL CENTER

                           BOSTON, MASSACHUSETTS 02111

                                 1-800-426-3750
                                 ---------------

                           R. SCOTT HENDERSON, ESQUIRE

                         COLUMBIA MANAGEMENT GROUP, LLC
                              ONE FINANCIAL CENTER
                           BOSTON, MASSACHUSETTS 02111
                     (NAME AND ADDRESS OF AGENT FOR SERVICE)
                                 ---------------

                                   COPIES TO:
                            BRIAN D. MCCABE, ESQUIRE
                                ROPES & GRAY LLP
                             ONE INTERNATIONAL PLACE
                           BOSTON, MASSACHUSETTS 02110

                            CAMERON S. AVERY, ESQUIRE
                             BELL, BOYD & LLOYD LLC
                       70 WEST MADISON STREET, SUITE 3300
                             CHICAGO, IL 60602-4207

It is proposed that this filing will become effective immediately upon filing pursuant to paragraph (d) of Rule 462 under the Securities Act of 1933, as amended.

There have been no changes to the proxy statement/prospectus or statement of additional information as filed with the Registrant's Registration Statement on Form N-14 (File No. 333-125500), as filed by the Registrant's predecessor, Columbia Funds Trust V, with the Commission on June 3, 2005 (Accession No. 0001193125-05-120094).

PART C.  OTHER INFORMATION

Item 15. Indemnification

No change from the information set forth in Item 15 of Part C of the Registrant's Registration Statement on Form N-14 (File No. 333-125500), as filed with the Commission on June 3, 2005 (Accession No. 0001193125-05-120094), which information is incorporated herein by reference.

Item 16.          Exhibits

(1)(a)   Amended Agreement and Declaration of Trust. (1)

(1)(b)   Amendment No. 4 to the Agreement and Declaration of Trust. (2)

(1)(c)   Amendment No. 5 to the Agreement and Declaration of Trust. (3)

(1)(d)   Amendment No. 6 to the Agreement and Declaration of Trust. (6)

(2)      By-Laws, as amended August 20, 2004. (7)

(3)      Not applicable.

(4) Agreement and Plan or Reorganization -- incorporated by reference to Exhibit A to Part A of the Registrant's Registration Statement on Form N-14 (File No. 333-125500), as filed with the Commission on June 3, 2005 (Accession No. 0001193125-05-120094).

(5)      Form of Specimen Share Certificate -- incorporated by reference to
         Exhibit 4 in Part C, Item 24(b) of Post-Effective Amendment No. 45 to the Registration Statement on Form N-1A of Columbia Funds Trust IV, (File Nos. 2-62492 and 811-2865), filed with the Commission on or about March 21, 1997.

(6)(a)   Management Agreement. (5)

(6)(b)   Amendment to Investment Management Agreement dated October 12, 2004.
         (7)

(7)(a) Distribution Agreement between the Registrant and Columbia Funds Distributor, Inc., dated April 30, 1999 as amended and restated November 1, 2003 -- incorporated by reference to Exhibit (e)(1) in Part C, Item 23 of Post-Effective Amendment No. 131 to the Registration Statement on Form N-1A of Columbia Funds Trust III (File Nos. 2-15184 and 811-881), Filed with the Commission on or about January 28, 2004.

(7)(b) Appendix 1 to the Distribution Agreement between the Registrant and Columbia Funds Distributor, Inc., dated November 1, 2003 -- incorporated by reference to Exhibit (e)(2) in Part C, Item 23 of Post-Effective Amendment No. 131 to the Registration Statement on Form N-1A of Columbia Funds Trust III (File Nos. 2-15184 and 811-881), filed with the Commission on or about January 28, 2004.

(8)      Not applicable.

(9)(a) Custodian Contract between Registrant and State Street Bank and Trust Company dated October 10, 2001 -- incorporated by reference to Exhibit
         (g) in Part C, Item 23 of Post-Effective Amendment No. 56 to the Registration Statement on Form N-1A of Columbia Funds Trust II (File Nos. 2-66976 and 811-3009), filed with the Commission on or about October 26, 2001.

(9)(b) Appendix A to the Custodian Contract between Registrant and State Bank and Trust Company -- incorporated by reference to Exhibit (j)(2) in Part C, Item 24(2) of Post-Effective Amendment No. 6 to the Registration Statement on Form N-2 of Columbia Floating Rate Fund (File Nos. 333-51466 & 811-8953), filed with the Commission on or about December 17, 2003.

(10)(a) Rule 12b-1 Distribution Plan dated July 1, 2001 as amended and restated July 1, 2002, November 4, 2002, November 1, 2003 and May 11, 2004 --
         incorporated by reference to Exhibit (m)(1) in Part C, Item 23 of Post-Effective Amendment No. 64 to the Registration Statement on Form N-1A of Columbia Funds Trust II (File Nos. 2-66976 and 811-3009), filed with the Commission on or about July 29, 2004.

(10)(b) Appendix I to Rule 12b-1 Distribution Plan dated May 11, 2004 -- incorporated by reference to Exhibit (m)(2) in Part C, Item 23 of Post-Effective Amendment No. 64 to the Registration Statement on Form N-1A of Columbia Funds Trust II (File Nos. 2-66976 and 811-3009), filed with the Commission on or about July 29, 2004.

(10)(c) 12b-1 Plan Implementing Agreement between the Registrant and Columbia Funds Distributor, Inc., effective November 1, 2003 -- incorporated by reference to Exhibit (k)(7) in Part C, Item 24(2) of Post-Effective Amendment No. 5 to the Registration Statement on Form N-2 of Columbia Floating Rate Advantage Fund (File Nos. 333-51788 and 811-09709), filed with the Commission on or about December 17, 2003.

(10)(d) Appendix 1 to the 12b-1 Plan Implementing Agreement between the Registrant and Columbia Funds Distributor, Inc., effective November 1, 2003 -- incorporated by reference to Exhibit (k)(8) in Part C,. Item 24(2) of Post-Effective Amendment No. 5 to the Registration Statement on Form N-2 of Columbia Floating Rate Advantage Fund (File Nos. 333-51788 and 811-09709), filed with the Commission on or about December 17, 2003.

(10)(e) Form of Selling Agreement with Columbia Funds Distributor, Inc. -- incorporated by reference to Exhibit 6(b) in Part C, Item 24(b) of Post-Effective Amendment No. 49 to the Registration Statement on Form N-1A of Columbia Funds Trust I (filed under former name Liberty Funds Trust I) (File Nos. 2-41251 and 811-2214), filed with the Commission on or about November 20, 1998.

(10)(f)  Form of Asset Retention Agreement -- incorporated by reference to
         Exhibit 6(d) in Part C, Item 24(b) of Post-Effective Amendment No. 10 to the Registration Statement on Form N-1A of Columbia Funds Trust VI, (File Nos. 33-45117 and 811-6529), filed with the Commission on or about September 27, 1996.

(10)(g) Rule 18f-3(d) Plan under the Investment Company Act of 1940 effective April 22, 1996, and amended and restated December 12, 2001, July 26, 2002, November 1, 2002, November 1, 2003 and February 17, 2004 -- incorporated by reference to Exhibit (n) in Part C, Item 23 of Post-Effective Amendment No. 132 to the Registration Statement on Form N-1A of Columbia Funds Trust III (File Nos. 2-15184 and 811-881), filed with the Commission on or about February 25, 2004.

(11)(a) Opinion of Ropes & Gray LLP -- incorporated by reference to Exhibit 11(a) to Part C, Item 16 of the Registrant's Registration Statement on Form N-14 (File No. 333-125500), as filed with the Commission on June 3, 2005 (Accession No. 0001193125-05-120094)..

(11)(b) Consent of Ropes & Gray LLP -- incorporated by reference to Exhibit 11(b) to Part C, Item 16 of the Registrant's Registration Statement on Form N-14 (File No. 333-125500), as filed with the Commission on June 3, 2005 (Accession No. 0001193125-05-120094).

(12)(a) Opinion of Ropes & Gray LLP as to tax matters with respect to the transaction involving Nations Funds Trust (on behalf of Nations Tennessee Intermediate Municipal Bond Fund) and Columbia Funds Trust V (on behalf of Columbia Intermediate Tax-Exempt Bond Fund) -- Filed herewith.

(12)(b) Opinion of Ropes & Gray LLP as to tax matters with respect to the transaction involving Nations Funds Trust (on behalf of Nations Intermediate Municipal Bond Fund) and Columbia Funds Trust V (on behalf of Columbia Intermediate Tax-Exempt Bond Fund) -- Filed herewith.

(12)(c) Opinion of Ropes & Gray LLP as to tax matters with respect to the transaction involving Nations Funds Trust (on behalf of Nations Kansas Municipal Income Fund) and Columbia Funds Trust V (on behalf of Columbia Intermediate Tax-Exempt Bond Fund) -- Filed herewith.

(12)(d) Opinion of Ropes & Gray LLP as to tax matters with respect to the transaction involving Columbia Funds Trust V, on behalf of each of its two series, Columbia Pennsylvania Intermediate Municipal Bond Fund and Columbia Intermediate Tax-Exempt Bond Fund -- Filed herewith.

(13)(a) Pricing and Bookkeeping Agreement dated November 1, 2003 -- incorporated by reference to (h)(4) in Part C, Item 23 of Post-Effective Amendment No. 132 to the Registration Statement on Form N-1A of Columbia Funds Trust III (File Nos. 2-15184 and 811-881), filed with the Commission on or about February 25, 2004.

(13)(b) Schedule A of Pricing and Bookkeeping Agreement dated November 1, 2003 -- incorporated by reference to Exhibit (h)(5) in Part C, Item 23 of Post-Effective Amendment No. 132 to the Registration Statement on Form N-1A of Columbia Funds Trust III (File Nos. 2-15184 and 811-881), filed with the Commission on or about February 25, 2004.

(13)(c) Appendix I of Pricing and Bookkeeping Agreement dated November 1, 2003 -- incorporated by reference to Exhibit (h)(6) in Part C, Item 23 of Post-Effective Amendment No. 132 to the Registration Statement on Form N-1A of Columbia Funds Trust III (File Nos. 2-15184 and 811-881), filed with the Commission on or about February 25, 2004.

(13)(d) Amended and Restated Shareholders' Servicing and Transfer Agent Agreement dated November 1, 2003 -- incorporated by reference to Exhibit (h)(1) in Part C, Item 23 of Post-Effective Amendment No. 132 to the Registration Statement on Form N-1A of Columbia Funds Trust III (Filed Nos. 2-15184 and 811-881), filed with the Commission on or about February 25, 2004.

(13)(e) Schedule A of Amended and Restated Shareholders' Servicing and Transfer Agent Agreement dated November 1, 2003 -- incorporated by reference to Exhibit (h)(2) in Part C, Item 23 of Post-Effective Amendment No. 132 to the Registration Statement on Form N-1A of Columbia Funds Trust III (Filed Nos. 2-15184 and 811-881), filed with the Commission on or about February 25, 2004.

(13)(f) Appendix I of Amended and Restated Shareholders' Servicing and Transfer Agent Agreement dated November 1, 2003 - incorporated by reference to Exhibit (h)(3) in Part C, Item 23 of Post-Effective Amendment No. 132 to the Registration Statement on Form N-1A of Columbia Funds Trust III (Filed Nos. 2-15184 and 811-881), filed with the Commission on or about February 25, 2004.

(13)(g) Credit Facility between Registrant and State Street Bank and Trust Company dated July 23, 2004 -- incorporated by reference to Exhibit
         (h)(7) in Part C, Item 23 of Post-Effective Amendment No. 64 to the Registration Statement on Form N-1A of Columbia Funds Trust II (File Nos. 2-66976 and 811-3009), filed with the Commission on or about July 29, 2004.

(14) Consent of Pricewaterhouse Coopers LLP, Independent Registered Public Accounting Firm -- incorporated by reference to Exhibit 14 to Part C,
         Item 16 of the Registrant's Registration Statement on Form N-14 (File No. 333-125500), as filed with the Commission on June 3, 2005 (Accession No. 0001193125-05-120094).

(16)     Power of Attorney for: Douglas A. Hacker, Janet Langford Kelly, Richard
         W. Lowry, William E. Mayer, Charles R. Nelson, John J. Neuhauser, Patrick J. Simpson, Thomas E. Stitzel, Thomas C. Theobald, Anne-Lee Verville and Richard L. Woolworth -- incorporated by reference to
         Exhibit 16 to Part C, Item 16 of the Registrant's Registration Statement on Form N-14 (File No. 333-125500), as filed with the Commission on June 3, 2005 (Accession No. 0001193125-05-120094).

(17)     Not applicable.

                                *****************

1. Incorporated by reference to Post-Effective Amendment No. 21 to the Registration Statement filed on or about May 23, 1997.
2. Incorporated by reference to Post-Effective Amendment No. 25 to the Registration Statement filed on or about May 28, 1999.

3. Incorporated by reference to Post-Effective Amendment No. 30 to the Registration Statement filed on or about May 23, 2001.
4. Incorporated by reference to Post-Effective Amendment No. 37 to the Registration Statement filed on or about October 30, 2002.
5. Incorporated by reference to Post-Effective Amendment No. 41 to the Registration Statement filed on or about March 1, 2004.
6. Incorporated by reference to Post-Effective Amendment No. 42 to the Registration Statement filed on or about July 29, 2004.
7. Incorporated by reference to Post-Effective Amendment No. 44 to the Registration Statement filed on or about February 25, 2005.

Item 17.  Undertakings

(1) The undersigned registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act, the reoffering prospectus will continue the information called for by the applicable registration form for the reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The undersigned registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

                                     NOTICE

A copy of the Agreement and Declaration of Trust, as amended, of Columbia Funds Series Trust I (the "Trust") is on file with the Secretary of The Commonwealth of Massachusetts and notice is hereby given that this instrument has been executed on behalf of the Trust by an officer of the Trust as an officer and by its Trustees as trustees and not individually, and the obligations of or arising out of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the Trust.

                                   SIGNATURES

         As required by the Securities Act of 1933, as amended, this Registration Statement has been signed on behalf of the Registrant, in the City of Boston and The Commonwealth of Massachusetts, on the 17th day of April, 2006.

                                        COLUMBIA FUNDS SERIES TRUST I

                                        By:      /s/  Christopher L. Wilson
                                                 --------------------------
                                        Name:    Christopher L. Wilson
                                        Title:   President

         As required by the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in their capacities and on the dates indicated.

        Signature                                                   Title                               Date
---------------------------                        ---------------------------------------         --------------

/s/  Christopher L. Wilson
---------------------------
Christopher L. Wilson                              President (Chief Executive Officer)             April 17, 2006

/s/ J. Kevin Connaughton
---------------------------
J. Kevin Connaughton                               Treasurer (Principal Financial Officer)         April 17, 2006

/s/ Michael G. Clarke
---------------------------
Michael G. Clarke                                  Chief Accounting Officer (Principal             April 17, 2006
                                                   Accounting Officer)

/s/ Douglas A. Hacker*
---------------------------
Douglas A. Hacker                                  Trustee                                         April 17, 2006

/s/ Janet Langford Kelly*
---------------------------
Janet Langford Kelly                               Trustee                                         April 17, 2006

/s/ Richard W. Lowry*                              Trustee
---------------------------
Richard W. Lowry                                                                                   April 17, 2006

/s/ William E. Mayer*
---------------------------
William E. Mayer                                   Trustee                                         April 17, 2006

/s/ Charles R. Nelson*
---------------------------
Charles R. Nelson                                  Trustee                                         April 17, 2006

/s/ John J. Neuhauser*
---------------------------
John J. Neuhauser                                  Trustee                                         April 17, 2006

/s/ Patrick J. Simpson*
---------------------------
Patrick J. Simpson                                 Trustee                                         April 17, 2006

/s/ Thomas E. Stitzel*
---------------------------
Thomas E. Stitzel                                  Trustee                                         April 17, 2006

/s/ Thomas C. Theobald*
---------------------------
Thomas C. Theobald                                 Trustee                                         April 17, 2006

/s/ Anne-Lee Verville*
---------------------------
Anne-Lee Verville                                  Trustee                                         April 17, 2006

/s/ Richard L. Woolworth*
---------------------------
Richard L. Woolworth                               Trustee                                         April 17, 2006



                                                                       *By:  /s/ J. Kevin Connaughton,
                                                                             -------------------------
                                                                             Attorney-in-Fact
                                                                             April 17, 2006

                                  EXHIBIT INDEX

(12)(a) Opinion of Ropes & Gray LLP as to tax matters with respect to the transaction involving Nations Funds Trust (on behalf of Nations Tennessee Intermediate Municipal Bond Fund) and Columbia Funds Trust V (on behalf of Columbia Intermediate Tax-Exempt Bond Fund)

(12)(b) Opinion of Ropes & Gray LLP as to tax matters with respect to the transaction involving Nations Funds Trust (on behalf of Nations Intermediate Municipal Bond Fund) and Columbia Funds Trust V (on behalf of Columbia Intermediate Tax-Exempt Bond Fund)

(12)(c) Opinion of Ropes & Gray LLP as to tax matters with respect to the transaction involving Nations Funds Trust (on behalf of Nations Kansas Municipal Income Fund) and Columbia Funds Trust V (on behalf of Columbia Intermediate Tax-Exempt Bond Fund)

(12)(d) Opinion of Ropes & Gray LLP as to tax matters with respect to the transaction involving Columbia Funds Trust V, on behalf of each of its two series, Columbia Pennsylvania Intermediate Municipal Bond Fund and Columbia Intermediate Tax-Exempt Bond Fund